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EXHIBIT 99.1

For Immediate Release

A.D.A.M., Inc. Announces Second Quarter Financial Results

Atlanta—August 6, 2002—A.D.A.M., Inc. (Nasdaq: ADAM—News) today announced its financial results for the second quarter and six months ended June 30, 2002.

Revenues for the second quarter ended June 30, 2002, were $2,153,000 compared to $2,394,000 in the year-ago quarter. For the six months ended June 30, 2002, A.D.A.M.'s revenues were $4,261,000 compared to $4,471,000 during the same period last year.

For the second quarter ended June 30, 2002, A.D.A.M. reported a net loss of ($563,000) or ($0.08) per fully diluted share as compared to net income of $1,717,000 or $0.26 per share on a fully diluted basis for the second quarter of 2001. Net income in the year-ago quarter reflects a net gain of $1,808,000 from the sale of the Company's 50% ownership interest in the intellectual property rights associated with the A.D.A.M./Benjamin Cummings Interactive Physiology series of educational products to Pearson PLC. For the six months ended June 30, 2002, A.D.A.M. reported a net loss of ($793,000) or ($.11) per share on a fully diluted basis compared to net income of $1,761,000 or $0.28 per share on a fully diluted basis during the same period last year.

For the quarter and six month period ended June 30, 2002, the decrease in A.D.A.M.'s revenues was primarily associated with the loss of Internet-related customers such as Dr. Koop Lifecare Corp., and a reduction in education-related revenues including the effect of the sale in June 2001 of the education products mentioned above.

The loss of 2001 Internet licensing revenues was partially offset through revenue gains in from A.D.A.M.'s healthcare market licensing, and from the Company's acquisition of Integrative Medicine Communications, Inc. (IMC) during the fourth quarter of 2001 and Nidus Information Services, Inc. (Nidus) during the first quarter of 2002.

For the quarter and six month period ended June 30, 2002, costs increased primarily due to the higher cost of revenues associated with the IMC and Nidus products and an increase in sales and marketing costs associated with the Company's decision to expand its presence in the healthcare market.

"We expect our operating performance to improve during the remainder of 2002 as a result of a detailed plan we have already begun to implement," said Robert S. Cramer, Jr., A.D.A.M.'s Chairman and CEO. "These steps include a 16% headcount reduction completed in July, made possible by efficiency gains in our editorial processes and operating efficiencies gained from our investments in content management technology. Additionally, we plan to continue to focus on growing our revenue base and expanding our existing relationships in the healthcare market," continued Cramer.

Highlights for the Second Quarter:

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  Completed nine licensing contracts with hospital organizations representing approximately $357,000 in first-year contract licensing revenue. Included is a licensing agreement with the University of Maryland Medical System representing more than 1,500 licensed beds.

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  Completed an expansion of a pre-existing agreement with a major pharmaceutical company that added approximately $200,000 of annualized contract revenue.

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  Secured an agreement with Greenway Medical Technologies to supply A.D.A.M. visual content to Greenway's PrimeSuite electronic medical record application.

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  Renewed an important license agreement with a leading pharmacy benefits manager organization for the Well-Connected™ suite of consumer-patient education reports. A.D.A.M. acquired the Well-Connected™ product line as a result of its acquisition of Nidus Information Services, Inc. in the first quarter of 2002.

A.D.A.M. will be hosting a conference call at 10:00 a.m. EST on Tuesday, August 6, 2002. The call will be web cast and will be available both live and archived on A.D.A.M.'s web site at www.adam.com. For those who cannot listen to the live broadcast, replays will be made available shortly after the call and will run for two weeks.

About A.D.A.M., Inc.

Headquartered in Atlanta, A.D.A.M., Inc. is a leading publisher of interactive, visually engaging health and medical information for healthcare organizations, medical professionals, consumers and students. A.D.A.M. products contain physician-reviewed text, graphics produced in-house by medically trained illustrators, and multimedia interactivity to create health information solutions that offer a unique ``visual learning" experience in both the healthcare and education markets.

A.D.A.M. is a founding member of Hi-Ethics, a coalition of the most widely referenced health websites and information providers committed to developing industry standards for the quality of consumer health information.

Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. These statements, especially revenue, net income and cash flow forecasts, involve a number of risks and uncertainties that could cause actual results, performance or developments to differ materially. Factors that could affect the company's actual results, performance or developments include general economic conditions, development of the Internet as a source of health information, pricing actions taken by competitors, demand for the company's health information, regulatory changes, and other laws and events that impact how the company conducts its business. A.D.A.M. disclaims any obligation or duty to update or correct any of its forward-looking statements.

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For further information, contact:

Mary Prado
A.D.A.M., Inc.
770-980-0888
mprado@adamcorp.com

A.D.A.M., Inc.

Condensed Statement of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended June, 30		Six Months Ended June, 30
	2002	2001	2002	2001
Total revenues	$2,153	$2,394	$4,261	$4,471

Operating expenses:
Cost of revenues	376	268	661	407
General and administrative	652	607	1,090	1,196
Product and content development	660	617	1,315	1,134
Sales and marketing	783	488	1,470	1,065
Depreciation and amortization	252	390	494	546

Total operating expenses	2,723	2,370	5,030	4,348

Operating income (loss)	(570)	24	(769)	123
Interest income (expense), net	20	14	44	26
Realized loss on sale of investment securities	—	(44)	—	(62)
Realized gain on sale of assets	—	1,808	—	1,808
Income tax expense	—	(27)	—	(27)

Income (loss) before losses from affiliate	(550)	1,775	(725)	1,868
Losses from affiliate	(13)	(58)	(68)	(107)

Net income (loss)	$(563)	$1,717	$(793)	$1,761

Basic net income (loss) per common share	$(0.08)	$0.27	$(0.11)	$0.28

Basic weighted average number of common shares outstanding	7,438	6,417	7,310	6,294

Diluted net income (loss) per common share	$(0.08)	$0.26	$(0.11)	$0.28

Diluted weighted average number of common shares outstanding	7,438	6,494	7,310	6,370

	Summary Balance Sheet Data
	6/30/2002	12/31/2001
Cash and short term investments	$3,039	$2,878
Accounts receivable-net	1,337	1,949
Total current assets	5,007	5,436
Goodwill	2,043	1,473
Total assets	10,375	9,861
Deferred revenue	1,939	1,621
Total liabilities	2,867	2,688
Shareholders' equity	7,508	7,173
Working capital	2,140	2,756

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  EXHIBIT 99.1
A.D.A.M., Inc. Condensed Statement of Operations (In thousands, except per share data) (unaudited)